UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)

                           National Energy Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   163581 210
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                  Gordon Altman Butowsky Weitzen Shalov & Wein
                        114 West 47th Street, 20th Floor
                            New York, New York 10036
                                 (212) 626-0800

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                November 30, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  High River Limited Partnership

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC;AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           8,713,744

         8        SHARED VOTING POWER
                           0

         9        SOLE DISPOSITIVE POWER
                           8,713,744

         10       SHARED DISPOSITIVE POWER
                           0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           8,713,744

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                           19%

14       TYPE OF REPORTING PERSON*
                           PN

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Riverdale LLC

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/
                                                              (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC;AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                    //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           8,713,744

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           8,713,744

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           8,713,744

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*




13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           19%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Gascon Partners
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/
                                                                    (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  WC;AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                     //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           300,000

         8        SHARED VOTING POWER
                           0

         9        SOLE DISPOSITIVE POWER
                           300,000

         10       SHARED DISPOSITIVE POWER
                           0

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           PN

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Cigas Corp.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) /X/
                                                                       (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Astral Gas Corp.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /X/
                                                                        (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  ACF Industries, Incorporated
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                            //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  New Jersey


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  ACF Industries Holding Corp.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                         //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Highcrest Investors Corp.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) /X/
                                                                    (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                           //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Buffalo Investors Corp.
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) /X/
                                                                     (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                       //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Starfire Holding Corporation
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  OO

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                            //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           300,000

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           300,000

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           300,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           0.7%

14       TYPE OF REPORTING PERSON*
                           CO

                                  SCHEDULE 13D

CUSIP No. 163581 210


1        NAME OF REPORTING PERSON
                  Carl C. Icahn

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /X/
                                                                  (b) //

3        SEC USE ONLY

4        SOURCE OF FUNDS*
                  AF

5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                          //

6        CITIZENSHIP OR PLACE OF ORGANIZATION
                  United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

         7        SOLE VOTING POWER
                           0

         8        SHARED VOTING POWER
                           9,013,744

         9        SOLE DISPOSITIVE POWER
                           0

         10       SHARED DISPOSITIVE POWER
                           9,013,744

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
                           9,013,744

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES*

                           //


13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                           19.7%

14       TYPE OF REPORTING PERSON*
                           IN

                                  SCHEDULE 13D

Item 1.   SECURITY AND ISSUER

     This Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on July 27, 1995, by High River Limited Partnership, a Delaware limited partnership ("High River"), Riverdale Investors Corp. Inc., a Delaware
corporation ("Riverdale"), Gascon Partners, a New York general partnership ("Gascon Partners"),Cigas Corp., a Delaware corporation("Cigas") Astral Gas Corp., a New York corporation ("Astral"), ACF Industries, Incorporated, a New Jersey corporation ("ACF"), ACF Industries Holding Corp., a Delaware corporation ("ACF Holding"), Highcrest Investors Corp., a Delaware corporation ("Highcrest"), Buffalo Investors Corp., a New York corporation ("Buffalo") and Starfire Holding Corporation, a Delaware corporation ("Starfire") (collectively, the "Registrants") amended on July 22, 1996, August 9, 1996, September 4, 1996,June 17, 1997 and December 11, 1997 is further amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the original Schedule 13D previously filed by the Registrants.

Item 4.  PURPOSE OF TRANSACTION

                  Item 4 is hereby amended to add the following:

On November 30, 1998, Mr. Icahn met with certain directors and officers of the Issuer. They discussed the forthcoming meeting of representatives of the Issuer and certain holders of Issuer's outstanding 10 3/4 % Series D Notes due 2006 ("Notes") which was scheduled for December 1, 1998. At the November 30, 1998, meeting, Mr. Icahn suggested that if it were needed by Issuer, he might consider making debtor-in-possession financing available to Issuer in the event holders of Notes filed a petition to place Issuer into an involuntary Chapter 11 proceeding. At that meeting, Mr. Icahn also indicated there were several persons whom he believed would be good additions to the Issuer's Board of Directors. There was also a discussion of the right of Mr. Icahn, as holder of Issuer's outstanding Class D Preferred Stock, to be represented by a majority of the Board of Directors under certain circumstances. There were no agreements or understandings reached with respect to such right.

Following that meeting, Issuer held a meeting of its Board of Directors and elected three new directors, two of whom are employed by entities controlled by Mr. Icahn.

Entities owned or affiliated with Mr. Icahn own Notes and may, under certain circumstances, acquire additional Notes. In addition, they reserve the right to dispose of any Notes at any time and from time to time.





Item 5.  INTEREST IN SECURITIES OF ISSUER

                  Item 5 is hereby amended by deleting the first paragraph inserting the following in place thereof:

                  As of the close of business on August 13, 1998, Registrants may be deemed to beneficially own in the aggregate 9,013,744 shares of common stock, par value $.01 per share, of the Issuer (the "NEG Common Stock"), representing approximately 19.7% (computed in accordance with rule 13d- 3(d)(1)) of the Issuer's outstanding common stock as of September 30, 1998 in the Issuer's most recent filing on Form 10-Q dated November 16, 1998 filed with the Securities and Exchange Commission. Registrants have direct beneficial ownership of the Common Stock as follows:

                                                    Approximate Percentage
                                                    of Outstanding Shares
                           Number of Shares         (computed in accordance
NAME                       NEG COMMON STOCK         WITH RULE 13D-3(D)(1))



High River                     8,713,744                   19%
Gascon Partners                300,000                     0.7 %

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 1998

                                              RIVERDALE LLC

                                              By:      /s/ Carl C. Icahn
                                                       Carl C. Icahn
                                              Its: Member


                                              HIGH RIVER LIMITED PARTNERSHIP

                                              By:      RIVERDALE LLC
                                              Its:     General Partner

                                              By:      /s/ Carl C. Icahn
                                                       Carl C. Icahn
                                              Its: Member


                                              GASCON PARTNERS

                                              By: CIGAS CORP.
                                              Its: Managing General Partner

                                              By:      /s/ Edward E. Mattner
                                                       Edward E. Mattner
                                              Its:     President


                                              CIGAS CORP.
                                              By: /s/ Edward E. Mattner
                                                       Edward E. Mattner
                                              Its: President


                                              ASTRAL CORP.
                                              By: /s/ Edward E. Mattner
                                                       Edward E. Mattner
                                              Its: President



[Signature Page of 13D Amendment No. 6 with respect to
National Energy Group, Inc.]

                                         ACF INDUSTRIES, INCORPORATED

                                         By:  /s/ James J. Unger
                                         James J. Unger
                                         Its: Vice Chairman of the
                                                  Board


                                         ACF INDUSTRIES HOLDING CORP.

                                         By: /s/ Richard T. Buonato

                                         Richard T. Buonato
                                         Its:  Vice President and
                                                  Secretary


                                         HIGHCREST INVESTORS CORP.

                                         By:  /s/ Richard T. Buonato
                                                  Richard T. Buonato
                                         Its: Senior Vice President
                                                   and Treasurer


                                         BUFFALO INVESTORS CORP.

                                         By:/s/Edward E. Mattner
                                                  Edward E. Mattner
                                         Its:  President and Treasurer


                                         STARFIRE HOLDING CORPORATION

                                         By: /s/ Richard T. Buonato
                                                  Richard T. Buonato
                                         Its: Vice President, Treasurer
                                                  and Controller


                                         Carl C. Icahn

                                         By: /s/Carl C. Icahn
                                                  Carl C. Icahn







[Signature Page of 13D Amendment No. 6 with respect to
National Energy Group, Inc.]

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 4, 1998


                                             RIVERDALE LLC

                                             By:________________________
                                                      Carl C. Icahn
                                             Its: Member


                                             HIGH RIVER LIMITED PARTNERSHIP

                                             By:      RIVERDALE LLC
                                             Its:     General Partner

                                             By:________________________
                                                      Carl C. Icahn
                                             Its: Member


                                             GASCON PARTNERS

                                             By:  CIGAS CORP.
                                             Its: Managing General Partner

                                             By:_________________________
                                                      Edward E. Mattner
                                             Its:     President


                                             CIGAS CORP.
                                             By:_________________________
                                                      Edward E. Mattner
                                             Its: President


                                             ASTRAL CORP.
                                             By:_________________________
                                                      Edward E. Mattner
                                             Its: President



[Signature Page of 13D Amendment No. 6 with respect to
National Energy Group, Inc.]

                                              ACF INDUSTRIES, INCORPORATED

                                              By:_______________________
                                                       James J. Unger
                                              Its: Vice Chairman of
                                                        the Board


                                              ACF INDUSTRIES HOLDING CORP.

                                               By:
                                              Richard T. Buonato
                                              Its: Vice President and
                                                       Secretary


                                              HIGHCREST INVESTORS CORP.

                                              By:__________________________
                                                       Richard T. Buonato
                                              Its: Senior Vice President
                                                       and Treasurer


                                              BUFFALO INVESTORS CORP.

                                              By:
                                                        Edward E. Mattner
                                              Its:  President and Treasurer


                                              STARFIRE HOLDING CORPORATION

                                              By:
                                              Richard T. Buonato
                                              Its: Vice President, Treasurer
                                                       and Controller

                                              Carl C. Icahn

                                              By:__________________________
                                                       Carl C. Icahn







[Signature Page of 13D Amendment No. 6 with respect to
National Energy Group, Inc.]